Exhibit 10(a)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the “Registration Statement”) of our report dated April 18, 2013, relating to the financial statements of the Prudential Discovery Select Group Variable Contract Account, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 12, 2013, relating to the consolidated financial statements of The Prudential Insurance Company of America and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 18, 2013